EXHIBIT 21.1

LIST OF SUBSIDIARIES

OF

FBS GLOBAL LIMITED

Name	Jurisdiction

Success Elite Developments Limited	British Virgin Islands
Finebuild Systems Pte. Ltd.	Singapore